Exhibit 1.1

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT 2004

MEMORANDUM OF ASSOCIATION

OF

Global-Tech Advanced Innovations Inc.

A COMPANY LIMITED BY SHARES

1.	NAME

The name of the Company is Global-Tech Advanced Innovations Inc.

2.	STATUS

The Company is a company limited by shares.

3.	REGISTERED OFFICE AND REGISTERED AGENT

3.1	At the time of the application to re-register the Company under the Act, the registered office of the Company was situated at the offices of Portcullis TrustNet (BVI) Limited, Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands and the registered office of the Company thereafter will be situated at such other place within the British Virgin Islands as the directors or members may from time to time determine.

3.2	At the time of the application to re-register the Company under the Act, the registered agent of the Company was Portcullis TrustNet (BVI) Limited of Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands and the registered agent of the Company thereafter will be such other person or company being a person or company entitled to act as a registered agent as the directors or members may from time to time determine.

4.	INTERNATIONAL BUSINESS COMPANIES ACT

The Company was first incorporated as a company under the International Business Companies Ordinance (No. 8 of 1984) on 2nd May 1991 and immediately prior to its re-registration under the Act was governed by the International Business Companies Act.

5.	CAPACITY AND POWERS

5.1.	Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of paragraph (a), full rights, powers and privileges.

5.2	For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

6.	NUMBER AND CLASSES OF SHARES

6.1	The maximum number of shares the Company is authorised to issue is 12,500,000 Ordinary Shares with US$0.04 par value, with one vote for each Ordinary Share, and 250,000 Preference Shares with US$0.04 par value, such Preference Shares having such designations, powers, preferences, rights, qualifications, limitations and restrictions as may be established by resolution of directors.

6.2	The Company may issue fractional Shares and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

7.	DESIGNATIONS, POWERS, PREFERENCES, ETC. OF SHARES

7.1	Each Ordinary Share in the Company confers upon the Shareholder:

(a)	the right to one vote at a meeting of the Shareholders of the Company or on any Resolution of Shareholders;

(b)	the right to an equal share in any dividend paid by the Company; and

(c)	the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

7.2	The directors may at their discretion by Resolution of Directors redeem, purchase or otherwise acquire all or any of the Shares in the Company subject to Regulation 5 of the Articles.

8.	VARIATION OF RIGHTS

The rights attached to Shares as specified in Clause 7 may only, whether or not the Company is being wound up, be varied with the consent in writing of or by a resolution passed at a meeting by the holders of more than 50 per cent of the issued Shares of that class.

9.	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

10.	SHARES

10.1	The Company shall issue registered shares or bearer shares.

10.2	The Company is authorised to issue bearer shares, convert registered shares to bearer shares or exchange registered shares for bearer shares.

11.	TRANSFER OF REGISTERED SHARES

Registered shares in the Company are freely transferable.

12.	AMENDMENT OF MEMORANDUM AND ARTICLES

Subject to Clause 8, the Company may amend its Memorandum or Articles by a Resolution of Shareholders or by a Resolution of Directors, save that no amendment may be made by a Resolution of Directors:

(a)	to restrict the rights or powers of the Shareholders to amend the Memorandum or Articles;

(b)	to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend the Memorandum or Articles; and

(c)	in circumstances where the Memorandum or Articles cannot be amended by the Shareholders.

13.	DEFINITIONS

The meanings of words in this Memorandum are as defined in the Articles.

We, Portcullis TrustNet (BVI) Limited of Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands in our capacity of Registered Agent for the Company hereby apply to the Registrar for the re-registration of the Company, this the 29th day of November, 2006.

Applicant to re-Register

Karen Wheatley (Sgd)
Karen Wheatley
Authorised Signatory Portcullis TrustNet (BVI) Limited Portcullis TrustNet Chambers P.O. Box 3444 Road Town Tortola British Virgin Islands

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